Exhibit 10.3

RESTATED AND AMENDED UNCOMMITTED CREDIT LINE AGREEMENT INCORPORATED WITH THE 13rd AMENDMENT

This agreement is concluded between	and
ZOLTEK VEGYIPARI Zrt.	RAIFFEISEN BANK Zrt.
Registered seat: 2537 Nyergesújfalu, Varga József tér 1. Registration No.: Cg. 11-10-001447	Registered seat: 1054 Budapest, Akadémia u. 6. Registration No.: 01-10-041042
as borrower (hereinafter referred as the “Borrower”)	as bank (hereinafter referred as the “Bank”)

the Borrower and the Bank together hereinafter referred to as the "Parties".

The Borrower and the Bank concluded the Uncommitted Credit Line Agreement (the “Former Agreement”) on 15 May 2001 under contract No. EB-1/2001, which was amended several times recently on the date of 25 August 2010. Parties agree that they amend the terms and conditions of the Former Agreement in accordance with the provisions of this agreement which shall replace the Former Agreement.

I
Subject and Aim of the Agreement

WHEREAS:

1.
The Bank provides a credit line of HUF 10,350,000,000 (ten billion and three hundred fifty million Hungarian forints) (the “Credit Line”) for the Borrower to finance the business activity of the Borrower, and facilitate business relations between the Bank and the Borrower.

2.
By concluding this agreement, the Bank undertakes to conclude loan agreements and execute credit operations from the financial services specified in Section 3 (1)-(2) of Act No. CXII of 1996 on Credit Institutions and Financial Enterprises [hitelintézetekről és a pénzügyi vállalkozásokról szóló 1996. évi CXII. tv.] (collectively the “Credit Operations”) against the Credit Line according to Section 522 (1) of Act No. IV of 1959 on the Civil Code [Polgári Törvénykönyvrõl szóló 1959. évi IV. törvény], provided that the conditions determined in this Uncommitted Credit Line Agreement are met, and subject to the Bank’s case-by-case decision.

3.
The Parties agree that the Borrower may as well undertake other commitments (e.g. joint and several guarantees) against the Credit Line in individual agreements concluded with the Bank. The Parties furthermore agree that the Borrower’s obligation for compensation arising in relation with any Credit Operation shall qualify as a payment liability coming under effect of this Uncommitted Credit Line Agreement. It is also agreed that the constrained loan described in Clause III/6 hereof shall also be regarded as a Credit Operation effected against the Credit Line.

II
Conditions Precedent

1.	The Parties hereby confirm that the following conditions, prescribed by the Bank, are facilitated:

(a)	a certified copy of the valid deed of foundation (memorandum or articles of association) of the Borrower;

(b)
a certified copy that verifies the registration of the Borrower at the Companies Registration Court; or when any modification is being processed, a certified copy of the petition for change of details, duly stamped by the Companies Registration Court, or the certificate of incorporation of the Borrower;

(c)	Specimens signatures as to the authorised representatives of the Borrower;

(d)	Samples of signatures of the representatives of the Borrower on signature sample cards provided by the Bank;

(e)	the most recent accounting balance sheet of the Borrower;

(f)	the Borrower has operating bank accounts held with the Bank.

III
Terms & Conditions of the Credit Line

1.	Amount of the Credit Line: HUF 10,350,000,000 that is ten billion and three hundred and fifty million Hungarian forints.

1.1	Currency of the Credit Line: Forint (legal currency of Hungary).

2.	Availability of the Credit Line: Commencing on the date of coming into force of this agreement.

3.	Drawdown

3.1
The Credit Line shall be drawn on the basis of ad hoc written requests to be submitted by the Borrower (the “Request”). The total amount of the individual Credit Operations shall at no time during the existence of this Uncommitted Credit Line Agreement exceed the amount of the Credit Line. The Credit Line shall be revolved for the amounts drawn down and repaid with consideration to Clauses 3.2-3.5 hereof.

3.2
The Borrower shall indicate all data necessary for the execution of the Credit Operation and required by the Bank in each individual case, and shall present all licences issued by legal authorities that are necessary for the execution of the Credit Operation, furthermore shall submit all information and documentation requested by the Bank.

3.3
The Bank examines the Request of the Borrower in each individual case, and takes decision on the undertaking and conclusion of each loan agreement or the execution of the other Credit Operation on a case-by-case basis according to Art. 522 (1) of Act IV of 1959 on the Civil Code [Polgári Törvénykönyvrõl szóló 1959. évi IV. törvény]. The Bank reserves the right to refuse the execution of any Credit Operation determined in any Request, or the assumption of the banking risk related thereto, for any reason whatsoever without offering explanation or sending notice thereof.

3.4
With respect to bank guarantee transactions as Credit Operations the Parties hereby lay down that should the wording of the bank guarantee declaration demanded by the Borrower not be acceptable for the Bank, or should the Bank not be willing to undertake the issuing of the bank guarantee, the Bank shall be entitled to refuse the issuing of the bank guarantee without offering explanation or sending notice thereof.

3.5
The conditions (amount, interest, early repayment, repayment, maturity, etc.) and special conditions (drawdown, disbursement, expiry, etc.) of the Credit Operation shall be laid down by the Parties in a separate loan agreement or an agreement on any other credit operation—forming an integral part of this Uncommitted Credit Line Agreement—(hereinafter jointly referred to as the “Agreement”) in each individual case. The interest due to the Bank, the commitment fee, the arrangement fee and all other commissions shall also be laid down in the Agreement.

4.
The Borrower hereby acknowledges that should it not fulfil any of its payment obligations emanating from this Uncommitted Credit Line Agreement in due time for any reason whatsoever, the Bank shall charge the default interest or any other penalty set out in the relevant Agreement(s) on the Borrower’s arrears for the period of the default.

5.	The Parties hereby lay down that the following Agreements are in effect at the time of execution of this Uncommitted Credit Line Agreement under the Credit Line:

(i)
credit facility agreement in the maximum amount of EUR 13,600,000 concluded by the Borrower and the Bank under the contract no. TCF-DK-18/2012  on or about the date of this Uncommitted Credit Line Agreement (hereinafter the “Credit Facility Agreement”);

(ii)
multicurrency overdraft facility agreement in the maximum amount of HUF 1,120,000,000 available in HUF, USD and EUR concluded by the Borrower and the Bank under the contract no. EMC-1/2009  dated on 05.01.2009 which was amended several times previously and on or about the date of this Uncommitted Credit Line Agreement;

(iii)
bank guarantee frame agreement in the maximum amount of HUF 3,480,000,000 concluded by the Borrower and the Bank under the contract no. EG-11/2007 dated on 11.09.2007 and amended or about the date of this Uncommitted Credit Line Agreement.

6.
The Parties agree that if apart from the Credit Operations effected against the Credit Line as described in Section I/2, or any Credit Operation disbursed independently of the Credit Line, against special collateral securities, or the payment liabilities undertaken in accordance with Clause I/3, the Borrower should have any payment obligation or debt arising from any other financial and/or investment service provided by the Bank to the Borrower, then the Bank shall have the right to debit any of the bank accounts of the Borrower with the amount of such payment obligation. If the credit balance of the account debited by the Bank fails to cover the Borrower’s payment obligation, the Bank may provide a constrained loan to the Borrower up to the amount of the debit balance generated in the debited account as a result of the debiting, by which constrained loan the aforementioned payment obligation and debt of the Borrower is to be settled. On the constrained loan provided to the Borrower, the Borrower shall pay the Bank the default interest specified in the Bank’s List of Terms & Conditions [Kondíciós Lista] from time to time in effect. The interest calculated on the amount of the constrained loan shall be debited to the account of the Borrower on a monthly basis, and the constrained loan shall be increased with such interest amount. The constrained loan shall become immediately due and payable by the Borrower on the date of debiting of the bank account. Any amount incoming to the bank account affected by the constrained loan shall automatically reduce the amount of the constrained loan, except for credits that the Bank shall be obligated under the pertinent laws to spend on the fulfilment of privileged payment orders concerning the relevant account. The Borrower hereby irrevocably orders the Bank to automatically spend any amount credited during the existence of the constrained loan to the Borrower’s any other account kept at the Bank on reducing the outstanding constrained loan.

The Parties expressly agree that any constrained loan disbursed by the Bank under this clause on any account of the Borrower kept at the Bank shall be regarded as a Credit Operation effected against the Credit Line, and the collateral securities stipulated in Chapter IV hereof shall also serve as security for the payment obligations of the Borrower arising from the aforementioned constrained loan(s).

The Bank shall disburse the constrained loan to the Borrower as needed, without any special request from the Borrower, and without prior consent of the Borrower or concluding any special agreement to this effect, on the basis of this Uncommitted Credit Line Agreement.

IV
Collateral

The Borrower provides the following collateral securities and ZOLTEK Companies Inc (registered seat: 3101 McKelvey Road, St. Louis, Missouri, USA 63044 hereinafter the “Owner”) provides the joint and several guarantee (as specified in Section IV/4) to the Bank to cover its payment liabilities emanating from the Credit Operations, from the commitments undertaken by the Borrower against the Credit Line, and from the constrained loan(s) described in Section III/6 which shall also qualify as Credit Operations, as well as to cover its payment liabilities emanating from this Uncommitted Credit Line Agreement and from any of the Agreements stipulated in Section III/3.5:

1.
Set-off: In the event that the Borrower upon the maturity of the Bank’s claim emanating from the Credit Operations, fails to satisfy any payment liability to the Bank, the Borrower hereby authorises the Bank to debit any or all of the Borrower's bank account with the amount of any overdue debt, without any prior notification to the Borrower, that is to set off an overdue debt subject to Section 296-297 of Act No. IV of 1959 on the Civil Code [Polgári Törvénykönyvrõl szóló 1959. évi IV. törvény].

The Bank may also exercise its right of set off in respect of the Borrower’s time deposits and other funds set aside for specific purposes, irrespective of the maturity of such funds. The Borrower may not claim from the Bank compensation for any loss of interests resulting from such set off.

2.	Framework of Legal Charges

2.1	Framework of Floating Charge

By signing this Uncommitted Credit Line Agreement, the Borrower hereby undertakes an unconditional and irrevocable obligation to conclude a separate agreement on framework of floating charge on unspecified assets with the Bank in form of notarial deed in order to establish first ranking floating charge over charged assets up to the frame amount of HUF 10,350,000,000 which agreement shall form an integral part of this Uncommitted Credit Line Agreement.

2.2	Real Estate Mortgage Agreement

By signing this Uncommitted Credit Line Agreement, the Borrower hereby undertakes an unconditional and irrevocable obligation to conclude a separate agreement on framework of registered security specified on real estate(s) with the Bank in order to establish frame mortgage over several real estates up to the frame amount of HUF 10,350,000,000 which agreement shall form an integral part of this Uncommitted Credit Line Agreement.

2.3	Pledge on Rights/Receivables

By signing this Uncommitted Credit Line Agreement, the Borrower hereby undertakes an unconditional and irrevocable obligation to conclude a separate agreement on pledge on rights/receivables against Vestas, Goodrich and Messier-Bugatti with the Bank in order to establish pledge over receivables up to the frame amount of HUF 10,350,000,000, which agreement shall form an integral part of this Uncommitted Credit Line Agreement. The pledge on receivables shall terminate when the total outstanding indebtedness under the Credit Facility Agreement is paid and no further utilization of loan is available under the Credit Facility Agreement.

3.	The common rules that shall be applied to the charges specified in this Uncommitted Credit Line Agreement are the following:

3.1
The Borrower—irrespective of the fact that there is a legal charge or a charge that remains in his property is obliged to take out an insurance policy covering the amount of the Credit Line and commissions thereof, in case of a floating charge, and covering the full value of the movable assets or the real estate, in case of a fixed charge.

Furthermore the Borrower is obliged to submit the above insurance policy—which shall have the Bank indicated thereupon as the beneficiary thereof—to the Bank within 90 calendar days calculated from the signing of this Uncommitted Credit Line Agreement. The Bank is entitled to refuse disbursing the loan or executing any Credit Operation against the Credit Line until the submission of the insurance policy. The costs of the insurance shall be borne exclusively by the Borrower.

The Bank is obliged to put the compensation paid by the insurance company at the Borrower’s disposal as cover of repair costs of the property, the movable assets or the real estates (the “Charged Assets”), with the condition that the Borrower prepares a reasonable calculation of the costs relating to the repairs for the Bank, unless the Bank considers for well-founded reasons that the obligations emanating from this Uncommitted Credit Line Agreement will not be fully met. Should the Borrower fail to comply with any payment obligation, the Bank shall settle the compensation paid by the insurance company subsequently to the full performance of all payment obligations.

The Borrower is obliged to pay insurance fees continuously, and shall submit certification thereof to the Bank. Borrower shall also undertake not to terminate the insurance policy in any way whatsoever without replacing the same during the term of this Uncommitted Credit Line Agreement, and to inform the Bank without delay in writing about the occurrence of any insurance event.

Termination of the insurance covers for any reason whatsoever without replacement of the same shall give cause to the termination of this Uncommitted Credit Line Agreement with immediate effect.

3.2
Should the charged assets remain in the possession of the Borrower, the Borrower shall be obliged to use the charged assets according to its business purposes and with due diligence, and to take all measures reasonably possible to avoid any damage thereof caused by non-proper use.

3.3
The Borrower is obliged to inform the Bank without delay about any unfavourable change of property concerning the value and the marketability of the charged assets having the negative financial impact in the value of more than 10% of the total charged assets but minimum HUF 200,000,000.

3.4
Should the charged assets remain in the possession of the Borrower, the Borrower shall be obliged to allow the Bank to inspect the charged assets and the use thereof, furthermore, in the case of a floating charge, the management of the Borrower as well.

3.5
the Borrower is obliged to pay all taxes, public obligations and other fees emanating in relation to the Charged Assets on the due date, which taxes, public obligations and fees burden the Borrower on the basis of the right of property, but the extent thereof may be subject to reasonable negotiation. Furthermore the Borrower shall be obliged to provide the Bank with sufficient documentation to support  the compliment with the obligations stated in the present point in a due manner upon demand of the Bank. The Borrower may contest the given payment obligation in good faith and in that case it may withhold the payment, except in case the payment obligation is ordered by the final and non-appealable resolution of the authority.

3.6
The Borrower is obliged to indicate the framework of charge or the legal charge in its books in the due manner during the term thereof, and to assure that the existence of the framework of legal charge is evident form its books according to the international book-keeping principles and pertaining legal provisions.

3.7
The Borrower is obliged to inform the Bank about any legal or arbitration or public administration proceedings, which have been commenced or which are pending, and about any other circumstance which could reasonably be expected to disadvantageously influence the charged assets and the property or any part thereof, furthermore the use or the operation thereof or the exercising of rights attached thereto and which could reasonably be expected to have a negative financial impact to the Borrower in the amount of more than HUF 200,000,000.

3.8
All reasonable costs emanating in relation to the conclusion of this Uncommitted Credit Line Agreement, the notarisation of the separate agreements on charge and legal charge, the registration and reaffirmation of the framework of legal charge determined therein, and all reasonable expenses of the Bank emanating in relation to this Uncommitted Credit Line Agreement (e.g.: lawyers’ charges) shall be borne by the Borrower. The fee of the notarial proceedings and all reasonable costs in relation thereto shall burden the Borrower.

3.9	The Parties hereby agree that

a.)
the Borrower shall not sell the mortgaged real properties or the pledged receivables in full or in part without the prior written consent of the Bank, unless the Borrower offers a collateral to the Bank which is considered as acceptable by the Bank;

b.)
[should the Borrower fail to comply with the covenant determined in a) above, it shall pay the Bank a penalty of the amount of HUF 20,000,000 at maximum. (The penalty shall be due at the time of breach of contract.) The payment of the penalty shall not release the Borrower from the duty of compliance with its contractual obligations.] [The Bank considers to accept the deletion of this clause]

3.10
The Parties hereby agree that the Bank is entitled to terminate this Uncommitted Credit Line Agreement with immediate effect, if a right to execution is registered for a third party on the real property which has been encumbered with registered charge for securing the repayment of the Credit Line, or if a third party enforces its mortgage registered on the real estate in accordance with Section 257 (2)-(3) of Act No. IV of 1959 on the Civil Code of the Hungarian Republic [Polgári Törvénykönyvrõl szóló 1959. évi IV. törvény] by directly selling the real estate, in consequence of which all debts arising from the Credit Operations effected against the Credit Line becomes immediately due and the Bank shall have the right to indemnification.

3.11
The Parties hereby agree that the Bank shall have the right to immediate termination also in case the charged or pledged asset has been seized by an executor or an organisation acting as executor in execution proceedings concerning any debt other than the claim of the Bank. As a consequence of the termination, all debts arising from the Credit Operations effected against the Credit Line shall become due and payable in one lump sum, and the Bank shall have the right to announce its claim to priority in respect of its receivables to the executor or the organisation acting as executor.

3.12
Should the directive(s) relating to the above proceedings become known to the Bank, and should the Bank not exercise its right to satisfaction, this shall not be considered as a waiver of the rights of the Bank emanating from this Uncommitted Credit Line Agreement.

3.13	The special rules relating to the different types of charge are set out in the agreements on charge referred to in the different paragraphs of Section IV/3.

4.	Joint and several guarantee

The Owner as the sole shareholder of the Borrower grants an unconditional and irrevocable joint and several guarantee (in Hungarian: ‘készfizető kezesség’) as a security for any payment obligation of the Borrower under from this Uncommitted Credit Line Agreement or any Agreement concluded thereunder.

5.	Minimum Turnover Channelling through the Bank

By signing this agreement, the Borrower covenants that during the existence of this Uncommitted Credit Line Agreement the turnover in his bank accounts kept at the Bank over any fiscal year (starting on 1st October and ending on 30th September) period following the execution hereof (the ”Turnover”) will reach at least HUF 23,000,000,000 or a foreign currency equivalent of such amount (the “Expected Turnover”). If such part of the total turnover of the Borrower at all credit institutions where the Borrower keeps accounts (the “Total Turnover”) as falls on the credit portfolio of the Borrower at the Bank—calculated in proportion to the total credit portfolio which the Borrower has at the different credit institutions—exceeds the amount of the Expected Turnover, the Borrower shall administer at least 100% of his Total Turnover in his bank accounts kept at the Bank (the “Expected Percentage Turnover”).

The Borrower takes note that in the calculation of Turnover all payments incoming from outside the Bank to the Borrower’s bank accounts, as well as any in-Bank transfers from accounts which are held on behalf of third parties other than the Borrower, including cash deposits to the bank accounts of the Borrower, shall be taken into account.

The Borrower takes note that the Bank shall have the right to check on an ongoing basis actual Turnover performed during the existence of this agreement. If the Turnover actually administered in the accounts of the Borrower falls short of the Expected Turnover undertaken by the Borrower as above, the Bank shall have the right once a year to charge a one-off fee of 0,2% on the difference between Expected Turnover and actual Turnover. The Borrower hereby irrevocably authorises the Bank to debit any bank account of the Borrower with such one-off fee after Turnover checking. On the debiting of the Borrower’s bank account as per this section, the Bank shall send a notice to the Borrower simultaneously with the debiting.

It is agreed that if within any 12-month period under review the amount of Expected Turnover and/or the measure of the fee established for the failure of minimum turnover channelling changes, then in respect of the relevant 12-month period under review the time-proportionally weighted average of the Expected Turnovers having different amounts shall be regarded as the Expected Turnover to be fulfilled by the Borrower, and the time-proportionally weighted average of the fees which were in effect in respect of the relevant periods shall be regarded as the prevailing measure of the fee.

6.	Subordination

The Borrower shall ensure that all indebtedness due and payable by it to the Owner, any of its Affiliates or the Affiliates of the Borrower under any agreement (including but not limited to any intercompany loan with the Owner will be subordinated to the Financial Indebtedness under this Uncommitted Credit Line Agreement and any Agreement. Payments being in compliance with the conditions specified in the following clause IV.7 are permitted and are exempted from the subordination obligation specified herein. This subordination clause shall be applicable until the total outstanding indebtedness under the Credit Facility Agreement is paid and no further utilization of loan is available under the Credit Facility Agreement.

7.	Payments by the Borrower

The Borrower shall not repay any principal under any intercompany loan with the Owner without the prior written consent of the Bank. The Owner may request the prior written consent of the Bank to any principal repayment under any intercompany loan. For the avoidance of doubt, the Bank will consider any request for such principal repayment at its own discretion and shall not be obliged to approve such requests.

The Borrower shall (i) make any interest payment under any intercompany loan and/or (ii) declare or pay any dividend only in case the following conditions are fully and jointly met: (i) interest payment under any intercompany loan is permitted only under the intercompany loan concluded with the Owner in the amount of $108,036,985 last amended July 8, 2011 (hereinafter “Owner’s Loan”) up to the maximum interest rate of seven per cent. (7%), (ii) not less than twenty per cent (20%) amounting to minimum EUR 2,720,000 of the Loans under the Credit Facility Agreement is repaid, (iii) the Borrower has complied in all respects with its debt service obligations hereunder, (iv) the financial covenants described in this agreement are met, (v) the total amount of proposed interest on the Owner’s Loan plus proposed dividend during any fiscal year of the Borrower does not exceed the amount of the annual EBITDA (as calculated in accordance with the formula determined in clause V.16 of this agreement in respect of the then previous fiscal year reduced by the amount of third party debt service) and (vi) no default is continuing under this Uncommitted Credit Line Agreement or any Agreement.

The Borrower shall not make any payment of any royalty and / or management fee unless (i) the financial covenants described in this Agreement are met and (ii) the Borrower has complied in all respects with its debt service obligations under this Uncommitted Credit Line Agreement and any Agreement.

The Borrower shall indicate the maximum aggregate amount permitted to be paid by the Borrower under this clause IV.7 during the following fiscal year in its audited annual financial report.

Upon the Bank’s request the Borrower shall notify the Bank 15 calendar day in advance about any payment by the Borrower under this clause IV.7.

For the avoidance of doubt the Parties stipulate that the payment restrictions specified in this clause shall not be applied to transactions related to the delivery of goods or services on arm’s length conditions complying with the applicable transfer price regulations.

This clause IV.7 shall be applicable until the total outstanding indebtedness under the Credit Facility Agreement is paid and no further utilization of loan is available under the Credit Facility Agreement.

8.	encumbrance of assets (negative pledge)

Until the total outstanding indebtedness under the Credit Facility Agreement is paid and no further utilization of loan is available under the Credit Facility Agreement the Borrower shall not create or permit to subsist any encumbrance over any of its present or future assets [except any assets (other than receivables) to be acquired in the future] in particular, it shall not allow that a pledge is established over any of its receivables or that any of its receivables is assigned to any third party without the prior written consent of the Bank except the Permitted Encumbrances as specified in the Credit Facility Agreement. [to be confirmed by the Bank]

V
Financial Declarations and Covenants

1.
The Borrower declares that as a company it was formed and registered with the relevant company registration court having jurisdiction, subject to the laws of Hungary, and that its continuing operation fully complies with the current Hungarian legislation prevailing.

2.
The Borrower and all persons acting on behalf of the Borrower declare that they are in possession of or have obtained all necessary official permits and licences—as well as the authorisations required under the internal rules of procedure or regulations of the Borrower—necessary for the signing of this Uncommitted Credit Line Agreement and for the performance of the covenants contained therein.

3.
The Borrower declares that at the time of the signing of this Uncommitted Credit Line Agreement there are no proceedings or actions, measures or enforcement orders in progress against the Borrower, which could reasonably be expected to disadvantageously influence the financial or legal position of the Borrower in the amount of more than HUF 200,000,000 or reduce the ability of the Borrower to satisfy, when they become due, financial liabilities emanating from this Uncommitted Credit Line Agreement.

4.	The Borrower shall, during the term of this Uncommitted Credit Line Agreement, be under the duty to notify the Bank in relation to the following facts, events or other information:

(a)
the details of any force majeure, dispute, litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower which could reasonably be expected to have a Material Adverse Effect as specified in the Credit Facility Agreement including any insolvency, liquidation, winding-up procedure;

(b)	a resolution to initiate any insolvency proceeding (prior to submitting it to a court);

(c)	a resolution to submit an application for the commencement of winding-up proceedings, or immediately when becoming aware of the intention of any other creditor to do the same;

(d)
the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against Borrower which may order the Borrower to pay any amount of minimum HUF 100,000,000;

(e)	any prohibition, restriction or other measure (e.g. disqualification in a licensing matter) taken by an authority in relation to any activity of the Borrower;

(f)	any foreclosure proceeding initiated against the Borrower, and/or any act of seizure;

(g)	any participation acquired by the Borrower company in any other company which also has lending relations with the Bank,

(h)	any change in the management personnel (general manager and/or finance manager) of the Borrower;

(i)
any payment liability of the Borrower to a third party exceeding the amount of HUF 200,000,000, when the Borrower fails to satisfy such liability within 30 days from the date when a relevant payment becomes due;

(j)
details of any default, force majeure, dispute, litigation or similar event in connection with any arrangement (including any contract, agreement or other document) concluded with any third party, which could reasonably be expected to have a negative financial impact to the Borrower exceeding the amount of HUF 200,000,000;

(k)	any damage occurred regarding any asset of the Borrower the restoration cost of which reaches HUF 100,000,000;

(l)	any other information regarding the financial conditions, the operation, business activity and ownership structure of the Borrower which the Bank reasonably requests;

(m)	any bank account opened at another credit institution.

5.	Financial information

The Borrower shall deliver to the Bank information quarterly or anytime when the Bank reasonably requests regarding its activity, financial and other written information in the form and with the content reasonably satisfactory to the Bank including (but not limited to) the following:

-	quarterly bank information data sheet;

-	quarterly ledger;

-	quarterly production data; and

-	quarterly aged amount of receivables and liabilities.

The Borrower shall deliver the data (including financial report and statutory income statement) necessary for the monitoring of the financial covenants specified in this Uncommitted Credit Line Agreement within 30 calendar days following the end of the given period.

The Borrower shall deliver its audited consolidated and non-consolidated financial report to the Bank as soon as it is available but no later than 10 March of the year following the relevant  fiscal year which shall indicate the maximum aggregate amount permitted to be paid by the Borrower under section IV/7 of this Uncommitted Credit Line Agreement during the following fiscal year.

6.	The Borrower covenants to perform all payment liabilities emanating from this Uncommitted Credit Line Agreement, at the time when they become due.

Should the Borrower fail to comply with the above covenants within 30-days calculated from the date when the Borrower becomes aware of the breach, the Bank shall be entitled to terminate this Uncommitted Credit Line Agreement with immediate effect, or to call on the Borrower to offer alternative security. Any damage, including reasonable costs, arising from the failure to comply with the above covenants or from an inaccurate notification, must be reimbursed to the Bank by the Borrower.

7.
The Bank shall be entitled, in relation to the financial and monetary indexes, to directly inspect the books of the Borrower through an appropriately authorised agent. The accounting and book-keeping of the Borrower is performed at: Nyergesújfalu, Varga József tér 1.

The entrusted financial manager of the Borrower is: Adam Varnusz

8.
The Bank shall treat all information obtained in relation to the financial indexes as confidential privileged information. The Bank may disclose any data or information related to this Uncommitted Credit Line Agreement or to any Agreement within Bank’s internal procedures, with any member of the Raiffeisen Group and its legal, financial or technical adviser, with Hungarian Export-Import Bank Plc. or any other entity or authority to whom the given information or data shall be disclosed in accordance with any applicable law or with the credit facility agreement concluded between the Bank and the Hungarian Export-Import Bank Plc for the purpose of refinancing the Credit Facility Agreement.

9.
The Borrower undertakes under the effect of this Uncommitted Credit Line Agreement to submit its Annual Report (balance sheet, income statement, supplementary notes and business report), and if it is prepared, the related Auditor’s Report according to Hungarian or International Accounting Standards, to the Bank, within 10 calendar days after preparation, but not later than 10 March following the respective fiscal year. The Borrower also undertakes to submit its quarterly Call Report in the required format to the Bank, within 30 days following each respective quarter of the year.

In addition to the above, the Borrower covenants to supply without delay, all information relating to the general, financial and legal position of the company, which the Bank may from time to time reasonably require.

10.
The Borrower covenants that except for Permitted Encumbrances as specified in the Credit Facilities Agreement, unless the Bank gives an express written consent, the securities presently pledged and those that may be pledged in the future with any other financial institution, shall never create a more favourable financial or legal relation between the Borrower and the other financial institutions than the Borrower has entered into with the Bank in this Uncommitted Credit Line Agreement (negative pledge).

A breach by the Borrower of the above covenants is qualified as grave breach of the Agreement, and shall give cause to terminate this Uncommitted Credit Line Agreement with immediate effect in case the Borrower does not remedy the breach within 30-days calculated from the date when the Borrower becomes aware thereof.

11.
The Borrower shall ensure that no collateral provided in respect of any facility or loan granted to the Borrower grants more favourable position to any of the Borrower’s creditors than the position of the Bank under this Uncommitted Credit Line Agreement, any Agreement or the security documents establishing the collaterals specified in section IV with respect to the assets (including especially the real properties and receivables) being subject of the collaterals under section IV.

A breach by the Borrower of the above covenants is qualified as grave breach of this Agreement, and shall give cause to terminate this Uncommitted Credit Line Agreement with immediate effect in case the Borrower does not remedy the breach within 30-days calculated from the date when the Borrower becomes aware thereof

12.
The Borrower hereby affirms that all financial declarations and covenants made by the Borrower in connection with this Uncommitted Credit Line Agreement shall reflect a true picture of the Borrower's financial and economic situation prevailing at the time of the making of such declarations and covenants.

13.
If, by reason of (i) any change in or adoption of law of any designation and content or in its interpretation or administration and/or (ii) compliance with any capital adequacy or provision requirement or any other request from or requirements of any central bank or other fiscal, monetary or other authority the Bank incurs an additional cost as a result of the Bank’s entering into or assuming or maintaining a commitment or performing its obligations under this Uncommitted Credit Line Agreement or there is any increase in the cost to the Bank of funding or maintaining the Credit Line then the Borrower shall, from time to time on demand of the Bank, promptly pay to the Bank amounts sufficient to hold harmless and indemnify the Bank from and against, as the case may be, such reduction in the rate of return of capital, such cost, such increased cost.

The Bank upon this increased costs clause shall notify the Borrower of the event by reason of which it is entitled to do so provided that nothing herein shall require the Bank to disclose any confidential information.

14.
If (i) the owner(s) of the Borrower transfer(s) their interest in the Borrower to another owner or owners or to a third party or third parties in whole or in part, or if (ii) any owner of the Borrower or any third party acquires an interest of 5% or more in the Borrower, or increases its share by 5% or more, or acquires 25, 51, or 75% of the votes or interest of the Borrower company reaching such measure, the Borrower shall be obliged to notify the Bank in writing at least one month in advance at the latest of the planned date of the conclusion of the contract with the relevant owner or third party in relation to such transfer/acquisition of interest. Should the Borrower breach its obligation of prior notification as set forth herein, the Bank shall be entitled to terminate this agreement with immediate effect.

The Borrower is aware that the Bank has taken into account the ownership structure of the Borrower as a significant factor when assessing the Borrower’s economic situation and undertaking the financial risk connected to this agreement; in consideration for this, the Borrower expressly takes note that if a change (other than a transfer to any wholly-owned subsidiary of the Owner) - resulting that the Owner’s shares in the Borrower or the voting rights related thereto decreases to 75% - takes place in the Borrower’s ownership structure, the Bank shall have the right to terminate this agreement with immediate effect.

The Bank shall also be entitled to terminate this agreement with immediate effect if the Bank forms an opinion that the change in the ownership structure of the Borrower weakens the business position of the Borrower or otherwise jeopardises the performance of the Borrower’s payment obligations.

In the application of this section, the Interpretative Provisions of the Capital Market Act concerning the “acquisition of interest” shall be governing even if the Borrower is not a public joint-stock company, but another type of business association.

15.
The Borrower covenants that during the term of this Uncommitted Credit Facility Agreement it shall not, without the prior written consent of the Bank, constitute a pledge on any of its receivable and not assign such receivable to the favour of the third parties.

Failure by the Borrower to perform the covenant set out in this point shall qualify as a serious breach which will give reason to the Bank to terminate this agreement with immediate effect in case the Borrower does not remedy the breach within 30-days calculated from the date when the the Borrower becomes aware thereof.

16.	Financial covenants

The financial covenants specified in this clause 16 shall be applicable only until all the financial indebtedness (including any principal debt of any loan, interest, default interest any other charge or cost etc.) under the Credit Facility Agreement is paid and no further utilization is available under the Credit Facility Agreement.

The accounting terms determined in this clause shall be interpreted in accordance with the Act No. C of 2000 on accounting (hereinafter: “Act on Accounting”).

(a)	Current Assets Ratio

The Borrower shall ensure that its Current Assets Ratio is not lower than:

(i)	(i) 1.50 in 2012;

(ii)	(ii) 1.75 in 2013;

(iii)	(iii) 2.00 in 2014;

(iv)	(iv) 2.25 in 2015;

(v)	(v) 2.50 in 2016; and

(vi)	(vi) 2.50 in 2017.

The Current Assets Ratio shall be calculated in accordance with the following formula quarterly as of the last day of each fiscal quarter of the Borrower:

A = B / C

where

A is the Current Assets Ratio;

B	is the current assets (in Hungarian: „forgóeszközök”) as defined by the Act on Accounting which shall include, inter alia, intercompany receivables and receivables from Hungarian tax authorities; and

C is the third party debt (any indebtedness of the Borrower except trade payables and the indebtedness outstanding against the Owner - hereinafter “Third Party Debt”).

(b)	Fixed Asset Ratio

The Borrower shall ensure that its Fixed Asset Ratio is not lower than 3.0 in any year within the period between 2012 and 2017.

The Fixed Asset Ratio shall be calculated in accordance with the following formula quarterly as of the last day of each fiscal quarter of the Borrower:

D = E / C

where

D is the Fixed Asset Ratio;

B	is the fixed assets (in Hungarian: „befektetett eszközök”) as defined by the Act on Accounting; and

C	is the Third Party Debt.

(c)	EBITDA

The Borrower shall ensure that its annual EBITDA is not lower than HUF 1,400,000,000 in any fiscal year within the period between 2012 and 2017.

The Borrower’s annual EBITDA shall be calculated in accordance with the following formula and on the basis of the statutory annual income statement of the Borrower prepared in accordance with the Act on Accounting in respect of any fiscal year:

F = G + H +/- I +/- J

where

F is EBITDA;

G	is the operating income of the Borrower (earnings before interest and taxes) in the relevant period;

H	is depreciation and amortization;

I	is change in provisions and reserves; and

J	is profit or loss on sale of fixed assets.

For the avoidance of doubt, unrealized extraordinary profits or losses such as unrealized foreign currency revaluation of any intercompany loan, or any provisions established for anticipated future losses shall not be included in the EBITDA calculation.

(d)	Net Debt / EBITDA Ratio

The Borrower shall ensure that its Net Debt / EBITDA Ratio shall not exceed as of the last day of any fiscal year of the Borrower:

(vii)	(i) 3.5 in 2012;

(viii)	(ii) 3.0 in 2013;

(ix)	(iii) 2.5 in 2014;

(x)	(iv) 2.0 in 2015;

(xi)	(v) 2.0 in 2016; and

(xii)	(vi) 2.0 in 2017.

The Borrower’s Net Debt / EBITDA Ratio shall be calculated in accordance with the following formula:

K = (C – L) / F

where

K is the Net Debt / EBITDA Ratio;

C is the Third Party Debt

L is bank deposits; and

F is EBITDA.

The Borrower shall deliver the data (including financial report and statutory income statement) necessary for the monitoring of the financial covenants specified above within 30 business says following the end of the given period.

VI
Other Conditions

1.
For the purpose of determining the prevailing amounts of the Credit Line and related fees and costs offered by the Bank, reference shall be taken from the accounting books of the Bank, unless an entry is proved to contain an error.

2.	The designated location of completion in relation to this Uncommitted Credit Line Agreement shall be the central office of the Bank.

2.
The Parties agree that all costs arising from this Uncommitted Credit Line Agreement—the justified costs and charges of the law office entrusted by the Bank including (examination of the property sheet, possible and necessary arrangement at the land register office, etc.)—shall be borne by the Borrower.

3.
The Borrower acknowledges that should the Borrower fail to comply with any payment liability emanating from this Uncommitted Credit Line Agreement, the Bank shall, after the 60th calendar day of the due day, be entitled to the publication of the default of the Borrower, specifying the identity of the Borrower and the amount of the outstanding debt, by any method considered appropriate by the Bank. In relation to any such publication, the Borrower shall hereby release the Bank from the duty of confidentiality regulated under the relevant legal provisions. The Bank shall, prior to the above publication, notify the Borrower in a letter sent by acknowledged recorded delivery of the fact of an imminent publication.

4.
The Borrower hereby declares that the Bank may assign or transfer a claim emanating from this Uncommitted Credit Line Agreement to a third party, and for that purpose the Bank may, subject to the assignee or transferee agreeing to be subject to the same confidentiality provisions as the Bank is subject to under this Uncommitted Credit Line Agreement or applicable law, indulge in negotiation and  divulge all necessary information, details or documents appropriate to such claims, to a third party. The Bank shall notify the Borrower about such assign or transfer in advance.

5.
The Borrower acknowledges that the Bank shall be reasonably entitled to inspect the assets and establishments of the Borrower, at any time and to the extent considered necessary by the Bank, without disrupting the activities of the Borrower.

The Borrower further takes note that the Bank shall have the right to check the implementation of the goal specified in Section I/1 and the proper use of the Credit Line in any way or by any means deemed appropriate.

6.
The Borrower hereby acknowledges that—primarily for the purpose of operating unified risk management system—the Bank may transfer Borrower-related data to its Hungarian subsidiaries under the provision that such subsidiaries are obliged to keep these data as bank secrecy.

VII
Taking Effect, Amendment and Termination of the Agreement

1.	Taking Effect

This Uncommitted Credit Line Agreement shall become effective on the date when three copies thereof, all signed by the Bank and the Borrower with the contents herein, and the security/-ies set out in this Uncommitted Credit Line Agreement are received by the Bank

2.	Amendment

[The Parties agree that in respect of the modification of the interest rates, fees and charges and other terms & conditions set out in this agreement the provisions of Part One, Chapter XIX of the Bank’s General Business Conditions from time to time in effect shall be governing. The Borrower takes note that the Bank shall have the right to unilaterally modify this agreement subject to the aforementioned provisions of the General Business Conditions.] [to be discussed] [OPEN]

3.	Termination

3.1
This Uncommitted Credit Line Agreement may be terminated either by the joint consent by the Parties or by any Party in respect of the future at any time. The suspending condition of the Borrower’s exercising of the above mentioned legal actions shall be the fulfilment of Borrower of all of his payment obligations emanating from this Uncommitted Credit Line Agreement in advance. Credit Operations will not be executed by the Bank according to this Uncommitted Credit Line Agreement, but the provisions determined in Chapters IV-V-VI-VII-VIII-IX and in Section III/4 of this Uncommitted Credit Line Agreement shall remain effective as long as according to the books of the Bank the Borrower has any outstanding payment obligations emanating from this Uncommitted Credit Line Agreement.

3.2	The Bank shall have the right to terminate this Uncommitted Credit Line Agreement with immediate effect in the following events:

(a)	in all cases specified in Section 525 of Act No. IV of 1959 on the Civil Code [Polgári Törvénykönyvrõl szóló 1959. évi IV. törvény];

(b)	in all cases expressly specified as such in this Uncommitted Credit Line Agreement;

(c)
when the Borrower is in serious breach of any provision contained in this Uncommitted Credit Line Agreement and the Borrower does not remedy the breach within 30-days calculated from the date when the Borrower becomes aware thereof;

(d)
when the Borrower is in breach of any of its agreements with the Bank or with any other credit institution (but, with respect to credit institutions other than the Bank, only with respect to amounts exceeding HUF 200,000,000) or with the Bank’s subsidiaries Raiffeisen Leasing Zrt., Raiffeisen Property Leasing Zrt., RB Kereskedőház Kereskedelmi Kft., Raiffeisen Eszközlízing Zrt., Raiffeisen Energiaszolgáltató Kft. or Raiffeisen Auto Leasing Kft. and the Borrower does not remedy the breach within 30-days calculated from the date when the Borrower becomes aware thereof, as such breach shall be considered a breach of this agreement as well (cross default).

3.3	A termination with immediate effect of this Uncommitted Credit Line Agreement by the Bank shall have the following particular legal consequences:

(a)
all debts of the Borrower to the Bank shall become due immediately on the day the Borrower receives the notification on the termination of the Uncommitted Credit Line Agreement from the Bank according to Chapter IX of this Uncommitted Credit Line Agreement, and the Borrower shall become liable to pay penalty from that day on;

(b)	the Bank shall become entitled to simultaneously use any and all collateral securities specified in this Uncommitted Credit Line Agreement;

(c)	the validity of a termination notice shall be unaffected by any bank statement that may be sent by the Bank to the Borrower to show the Borrower’s payment arrears.

3.4
Should any term set forth in this Uncommitted Credit Line Agreement either partly or completely proves void or unenforceable, that shall not affect any of the other terms of provisions of this Uncommitted Credit Line Agreement. The Parties agree that in such case they will use their best endeavours to replace the offending term with another provision that complies as fully as possible with the intent and economic purpose thereof.

VIII
Governing Law and Jurisdiction

1.	This Uncommitted Credit Line Agreement shall be governed by the prevailing and effective laws of Hungary.

2.
The General Business Conditions [Általános Üzleti Feltételek] of the Bank shall form an inseparable part of this Uncommitted Credit Line Agreement. The Borrower declares to have received a copy of the General Business Conditions, and to have read and be aware of the regulations contained therein in detail, and accepts them as binding for himself.

3.
Any matter not governed under this Uncommitted Credit Line Agreement shall be subject especially to Act No. IV of 1959 on the Civil Code [Polgári Törvénykönyvrõl szóló 1959. évi IV. törvény], the prevailing regulations pertaining to financial transactions and bank loans, and the General Business Conditions [Általános Üzleti Feltételek] of the Bank.

4.
The Parties shall endeavour to settle any dispute arising between them in relation to this Uncommitted Credit Line Agreement by way of an amicable compromise. Should nevertheless all such attempts fail, the Parties—unless it is stipulated otherwise in the subsequent paragraph of this section—shall subject themselves to the exclusive jurisdiction of the Permanent Court of Arbitration of the Money and Capital Markets [Pénz- és Tőkepiaci Állandó Választottbíróság], comprising three arbitrators. According to Act LXXI of 1994 on Arbitration [választottbíráskodásról szóló 1994. évi LXXI. törvény], this Uncommitted Credit Line Agreement shall additionally qualify as an agreement on arbitration.

The Parties agree that claims for money arising from this agreement may as well be enforced via order for payment procedure [fizetési meghagyásos eljárás], and that if in connection with this agreement a promissory note might be issued, the Parties may also enforce their promissory-note-based claims via order for payment procedure. The Parties expressly agree that for civil proceedings arising from order for payment procedures—irrespective of whether the procedure has been started on the basis of a promissory-note-based claim or not—they shall subject themselves to the exclusive competence of the Budapest 20th, 21st and 23rd District Courts of Justice, or the Court of Justice of Győr, depending on jurisdiction.

IX
Notices

1.	Unless this Uncommitted Credit Line Agreement provides otherwise, all notifications and communication between the Bank and the Borrower must be sent in writing, in one of the following ways:

(a)	personal delivery, in a manner certifying the accomplishment of the delivery; or

(b)	registered mail or acknowledged recorded delivery.

2.
The Borrower hereby affirms and undertakes that the written declarations of the Bank posted regularly to the address of the Borrower determined in the present document as a registered mail with recorded delivery or posted regularly as a registered postal matter of other manner shall be deemed as delivered and announced to the addressee—even if the consignment is indeed not deliverable or the addressee does not become aware of the content thereof—on the fifth day counted from the day of certified posting. The Borrower hereby undertakes to constantly provide an authorised person (representative) for the reception of the postal matters at the above given notification address from the date of the conclusion of the Agreement according to the present document throughout the existence of the Agreement. In case of default of the previous undertaking, the Borrower may not refer to the lack of an authorized person for reception.

3.	The Bank shall notify the Owner about the occurrence of any event of default under this Uncommitted Credit Line Agreement or any Agreement simultaneously with the notification sent to the Borrower.

IN WITNESS WHEREOF, the undersigned—who are lawfully authorised representatives of the Parties—have caused this agreement to be duly executed as one entirely conforming to their will.

This agreement has been concluded in English upon the specific request of the Borrower, who hereby confirms that his/her knowledge of the English language enables him/her to conclude this agreement and understand the provisions hereof.

The content of this agreement shall be considered as business secret; hence no copy or extract shall be made hereof save under the prior permission of the Bank.

Signed in Budapest, this ......the day of ................ 2012

Raiffeisen Bank Zrt. for and on behalf of the Bank Represented by:	ZOLTEK Vegyipari Zrt. for and on behalf of the Borrower Represented by:
name:	name:

title:	title:

name:	name:

title:	title: